EXHIBIT 21.1

SUBSIDIARIES OF MUELLER WATER PRODUCTS, INC.

SUBSIDIARIES	STATE/COUNTRY OF INCORPORATION OR ORGANIZATION
AnvilStar, LLC	Delaware
Anvil International, Inc.	Delaware
Anvil International, LLC	Delaware
Fast Fab Acquisition, LLC	Delaware
Henry Pratt Company	Delaware
Henry Pratt International Ltd.	Delaware
Hersey Meters Co.	Delaware
Hydro Gate Acquisition Corp.	Delaware
James Jones Company	California
J.B. Smith Mfg Co.	Oklahoma
Jingmen Pratt Valve Co. Ltd.	People’s Republic of China
Milliken Acquisition Corp.	Delaware
Mueller Canada Holding Corp.	Canada
Mueller Canada Ltd.	Canada
Mueller Co.	Illinois
Mueller Financial Services, LLC	Delaware
Mueller Group, LLC	Delaware
Mueller Group Co-Issuer, Inc.	Delaware
Mueller International, Inc.	Delaware
Mueller International, L.L.C.	Delaware
Mueller International Finance, Inc.	Delaware
Mueller International Finance, L.L.C.	Delaware
Mueller Service California, Inc	Delaware
Mueller Service Co.	Delaware
Mueller Water Products Co-Issuer, Inc.	Delaware
United States Pipe and Foundry Company, LLC	Alabama